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                                                                  Exhibit (5)(a)

            [Miller, Canfield, Paddock and Stone, P.L.C. Letterhead]

                                October 19, 1999

White Mountains Insurance Group, Inc.
80 South Main Street
Hanover, New Hampshire 03755-2053

Gentlemen:

      With respect to the registration statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") by White Mountains Insurance Group, Inc. (formerly "Fund American Enterprises Holdings, Inc."), a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 14,000 shares of the common stock, $1.00 par value, of the Company (the "Registered Shares"), to be issued upon the termination of the Company's Deferred Benefit Plan (the "Plan") we, as your counsel, have examined such certificates, instruments, and documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, we advise you that, in our opinion:

      1. The Registered Shares have been legally authorized.

      2. When the Registration Statement has become effective and any Registered Shares have been acquired by a Plan participant in accordance with the Plan, said Registered Shares will be validly issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                              Very truly yours,

                              MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.